Exhibit 97.1
SYNOPSYS, INC.
Executive Officer Compensation Recovery Policy
This Executive Officer Compensation Recovery Policy (the “Policy”) covers the Covered Officers of Synopsys, Inc. (the “Company”) and explains when the Company will be required to seek recovery of Incentive Compensation awarded or paid to Covered Officers. Refer to Exhibit A attached hereto (the “Definitions Exhibit”) for the definitions of capitalized terms used throughout this Policy.
1.Miscalculation of Financial Performance Measure Results. In the event of a Restatement, the Company will seek to recover, reasonably promptly, all Recoverable Incentive Compensation from Covered Officers. Such recovery will be made without regard to any individual knowledge or responsibility related to the Restatement. Notwithstanding the foregoing, if the Company is required to undertake a Restatement, the Company will not be required to recover the Recoverable Incentive Compensation if the Compensation and Organizational Development Committee (the “Compensation Committee”), or in the event the Compensation Committee is not comprised solely of independent directors, a majority of independent directors serving on the Board, determines it Impracticable to do so, after exercising a normal due process review of all the relevant facts and circumstances.
If such Recoverable Incentive Compensation was not awarded or paid on a formulaic basis, the Company will seek to recover the amount that the Compensation Committee determines in good faith should be recouped.
2.Other Actions. The Compensation Committee may, subject to applicable law, seek recovery in the manner it chooses, including by seeking reimbursement from the Covered Officer of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock or units.
3.No Indemnification or Reimbursement. Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Officer for any loss under this Policy and in no event will the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Officer’s potential obligations with respect to Recoverable Incentive Compensation under this Policy.
4.Administration of Policy. The Compensation Committee will have full authority to administer this Policy. The Compensation Committee will, subject to the provisions of this Policy and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and the Company’s applicable exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Compensation Committee will be final, binding and conclusive.
5.Other Claims and Rights. The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy will not impact any other rights that the Company or any of its affiliates may have with respect to any Covered Officer subject to this Policy. In the event the Company is required to recover any Recoverable Incentive Compensation from a Covered Officer who is no longer an employee, the Company will be entitled to seek such recovery to comply with applicable law or exchange listing standard, regardless of the terms of any release of claims or separation agreement such individual may have signed.
6.Acknowledgement by Covered Officers; Condition to Eligibility for Incentive Compensation. The Company will provide notice and seek acknowledgement of this Policy from each Covered Officer, in the form attached hereto as Exhibit B, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. Following the Effective Date, the Company must be in receipt of a Covered Officer's acknowledgement as a condition to such Covered Officer’s eligibility to receive Incentive Compensation.

Exhibit 97.1
7.Amendment; Termination. The Board or the Compensation Committee may amend or terminate this Policy at any time.
8.Effectiveness. Except as otherwise determined in writing by the Compensation Committee, this Policy amends and supersedes in their entirety any prior recoupment policies that were previously in effect for the Covered Officers (the “Covered Officer Prior Policies”) and will apply to any Incentive Compensation that is Received by a Covered Officer on or following the Effective Date. Notwithstanding the foregoing, the Covered Officer Prior Policies shall remain in full force and effect as to any compensation that, without the existence, and satisfaction, of conditions as set forth in the Prior Policies, may otherwise have been deemed earned prior to the Effective Date. This Policy will survive and continue notwithstanding any termination of the undersigned’s employment with the Company and its affiliates.
9.Successors. This Policy shall be binding and enforceable against all Covered Officers and, to the extent required by applicable law, their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.
10.Governing Law. To the extent not preempted by federal law, this Policy will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

Updated: December 1, 2023.

Exhibit 97.1
EXHIBIT A

DEFINITIONS

“Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a regulator, court or other legally authorized body directs the Company to prepare a Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Board of Directors of the Company.

“Covered Officer” means any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company. For the avoidance of doubt, a Covered Officer may include a former Executive Officer that left the Company, retired, or transitioned to an employee or director role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

“Executive Officer” means the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.
“Effective Date” means October 2, 2023.
“Financial Performance Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including, but not limited to, “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (and any measures derived wholly or in part therefrom) shall be considered Financial Performance Measures. For the avoidance of doubt, a measure need not be presented in the Company’s financial statements or included in a filing with the SEC to be a financial reporting measure.
“Impracticable.” The Compensation Committee determines in good faith that recovery of Recoverable Incentive Compensation is “Impracticable” if: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s applicable listing exchange; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended.
“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Performance Measure. Incentive Compensation does not include any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Performance Measure performance goal); bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Performance Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or

Exhibit 97.1
operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Performance Measures.
Incentive Compensation includes, but is not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a Financial Reporting Measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a Financial Reporting Measure performance goal.
“Received.” Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Performance Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
“Recoverable Incentive Compensation” means the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Officer during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement. For the avoidance of doubt Recoverable Incentive Compensation does not include any Incentive Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of a “Covered Officer”, (ii) if such person did not meet the definition of a “Covered Officer” at any time during the performance period for that Incentive Compensation, and (iii) during any period the Company did not have a class of its securities exchange listed on a national securities association. For the avoidance of doubt, in the case of any Restatement, Recoverable Incentive Compensation may include Incentive Compensation Received by a person while serving as an employee if such person previously served as an Executive Officer and then transitioned to an employee or director role. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s applicable listing exchange).
“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Officer misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements). Changes to the Company’s financial statements that do not represent error corrections are not a Restatement, including (i) retrospective application of a change in accounting principle, (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization, (iii) retrospective reclassification due to a discontinued operation, (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control, and (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
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